Exhibit 16.1

August 11, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.20549

Ladies and Gentlemen:

We have read Item 4.01 of VitaSpring Biomedical Co. Ltd.’s Form 8-K dated August 11, 2025, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, California